Exhibit 23.2

Consent of Independent Certified Public Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 26, 2003 relating to the financial statements, which appears in MPS Group’s Annual Report on Form 10-K for the year ended December 31, 2002.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

 /s/ Pricewaterhouse Coopers LLP
Jacksonville, FL
July 1, 2003